Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640	July 21, 2005

DOVER REPORTS SECOND QUARTER 2005 RESULTS

New York, New York, July 21, 2005 — Dover Corporation (NYSE: DOV) earned $123.5 million or $0.61 diluted earnings per share (“EPS”) from continuing operations for the second quarter ended June 30, 2005, compared to $108.0 million or $0.53 EPS from continuing operations in the prior year, an increase of 14% and 15%, respectively. Net earnings for the second quarter of 2005 were $173.2 million or $0.85 EPS, including $49.7 million or $0.24 EPS from the sale of a discontinued operation, compared to $112.3 million or $0.55 EPS for the same period of 2004, which included $4.2 million earnings from discontinued operations or $0.02 EPS. Sales for the second quarter of 2005 were a record $1,584.5 million, an increase of 16%, and earnings and earnings per share were at their highest level since the fourth quarter of 2000.

Commenting on the results and the current outlook, Dover’s Chief Executive Officer, Ronald L. Hoffman, said: “Dover had another strong quarter with record bookings and sales and the highest earnings since 2000. While Resources once again registered the strongest overall performance, sales and earnings improved sequentially at all six subsidiaries and year over year at every subsidiary except Technologies, which had a strong first half in 2004. In Technologies, solid gains during the quarter at our back end semiconductor equipment companies, combined with recent booking trends and positive industry indicators, suggest that the bottom of this cycle may be behind us and we are cautiously optimistic that conditions should continue to improve in the third quarter.

“Our companies have a renewed focus on operational excellence and are working hard to improve margins and working capital. We are also seeing positive benefits from actions taken to improve pricing, particularly after the meaningful increases in raw material costs in 2004,” Mr. Hoffman continued. “Looking forward, most market indicators are cautiously positive, and each subsidiary enters the third quarter with a strong backlog after two quarters of record or near record bookings. That gives us some confidence that the third quarter should continue to show positive trends.

“While we had only one acquisition this quarter, it brought some new “continuous sucker rod” technology to Resources’ Oil and Gas Equipment group, which broadens our product portfolio. We also exited one business, Hydratight Sweeney, at a very attractive price. The overall acquisition pipeline is quite active. We continue to see very attractive opportunities and we expect to bring more to completion yet this year.

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“During the quarter, we also were opportunistic in buying back 1.3 million shares at an average price of $36.14 per share. We still expect to invest heavily in good acquisitions, but remain open to buying stock when it makes sense,” Mr. Hoffman concluded.

SEGMENT RESULTS

Diversified

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Net sales	$227,294	$181,949	25%	$438,807	$354,635	24%
Earnings	26,836	21,693	24%	49,884	42,736	17%
Operating margins	11.8%	11.9%		11.4%	12.1%
Bookings	232,926	185,538	26%	491,882	391,444	26%
Book-to-Bill	1.02	1.02		1.12	1.10
Backlog				340,367	258,584	32%

Diversified sales and earnings increases reflected improvements at both Industrial Equipment and Process Equipment. Strong bookings generated a record backlog, driven by the aerospace, defense, and heat exchanger markets.

Industrial Equipment sales were up 32% over the prior year quarter, primarily due to the commercial aerospace and construction markets. Earnings increased 22% as a result of higher margins on incremental sales, partially offset by higher material costs, product mix, and Avborne acquisition and integration costs. Bookings increased 19%, generating a book-to-bill ratio of 0.96, and backlog increased 30%.

Process Equipment sales and earnings increased 16% and 27%, respectively, aided by higher volume as a result of demand from the oil and gas markets, pricing, productivity gains and reduced headcount. Bookings increased 35%, backlog grew 34% and the book-to-bill ratio was 1.12.

Electronics

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Net sales	$141,487	$113,261	25%	$277,085	$223,633	24%
Earnings	13,174	10,383	27%	23,508	21,486	9%
Operating margins	9.3%	9.2%		8.5%	9.6%
Bookings	134,967	115,087	17%	282,122	237,962	19%
Book-to-Bill	0.95	1.02		1.02	1.06
Backlog				103,247	88,016	17%

At Electronics, both Components and Commercial Equipment contributed to the sales and earnings increases despite the restructuring/severance costs recognized in the current quarter by Components. Sequential quarterly sales and earnings increased 4% and 27%, respectively. Sequential quarterly bookings declined 8%.

Components recorded a 31% increase in sales over the prior year quarter which reflected the impact of the 2004 acquisitions. Earnings increased 17% over the prior year driven by volume and cost improvements in the core businesses, partially offset by acquisition and rationalization costs. Compared to the previous quarter, sales increased 5% as a result of broad

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improvements in most markets, and earnings increased 41%. For the quarter, bookings increased 21%, backlog increased 17% and the book-to-bill ratio was 0.95.

Commercial Equipment sales and earnings increased 12% and 20%, respectively, over the prior year quarter due to stronger ATM sales. The book-to-bill ratio was 0.97, and bookings and backlog increased 9% and 21%, respectively.

Industries

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Net sales	$235,568	$210,201	12%	$455,247	$405,804	12%
Earnings	28,190	26,222	8%	53,410	47,254	13%
Operating margins	12.0%	12.5%		11.7%	11.6%
Bookings	234,087	216,374	8%	457,245	444,933	3%
Book-to-Bill	0.99	1.03		1.00	1.10
Backlog				204,741	208,935	-2%

Industries sales have increased for the ninth consecutive quarter, driven by market strength, share gains and pricing. Industries second quarter 12% sales increase was driven primarily by Mobile Equipment.

During the second quarter, Mobile Equipment sales increased 17% compared to the prior year, resulting from strength in the dry bulk and petroleum transportation markets and a rebounding refuse collection vehicle market. A 22% earnings increase was driven by increased volume, pricing and productivity gains. Bookings were up 15%, backlog was essentially flat, and the book-to-bill ratio was 0.98.

Service Equipment sales increased 5%, and earnings declined 3% compared to the prior year quarter as commodity and new product introduction costs, along with product mix impacted margins. Revenue softness in the automotive service industry continued, but was more than offset by pricing and continued share gains. Bookings were essentially flat, backlog decreased 14% and the book-to-bill ratio was 1.02.

Resources

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Net sales	$394,248	$315,610	25%	$765,904	$606,403	26%
Earnings	66,710	55,081	21%	130,478	102,661	27%
Operating margins	16.9%	17.5%		17.0%	16.9%
Bookings	388,117	339,620	14%	793,205	675,726	17%
Book-to-Bill	0.98	1.08		1.04	1.11
Backlog				186,415	170,915	9%

All three Resources groups contributed to record quarterly sales and earnings.

The Oil and Gas Equipment group was the strongest performer in the segment with sales and earnings increases of 55% and 67%, respectively, aided by the acquisition of US Synthetic in the third quarter of 2004, as well as positive market conditions. Bookings increased 70%, the book-to-bill ratio was 1.02, and backlog increased 112%.

Fluid Solutions’ sales and earnings both increased 17% due to strength in the rail car, chemical processing and environmental markets and from the Almatec acquisition, partially offset by

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softness in the petroleum transport and industrial markets. Bookings increased 3%, the book-to-bill ratio was 0.97, and backlog was essentially flat.

Material Handling earnings increased 5% on a 16% sales increase. The negative sales to earnings leverage reflects continued investment in, and cost of analysis of, the businesses, as well as some operational inefficiencies, and managing significant increases in volume. The book-to-bill ratio was 0.97, backlog increased 6% and bookings were essentially flat.

Systems

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Net sales	$188,617	$159,031	19%	$354,219	$306,662	16%
Earnings	23,424	15,913	47%	44,648	31,492	42%
Operating margins	12.4%	10.0%		12.6%	10.3%
Bookings	233,795	178,092	31%	402,491	339,305	19%
Book-to-Bill	1.24	1.12		1.14	1.11
Backlog				185,525	133,549	39%

Incremental margin improvement in both the Food Equipment and Packaging groups contributed to Systems’ increase in quarterly sales and earnings. Compared to the first quarter, sales and earnings were up 14% and 10%, respectively.

Food Equipment sales and earnings improved 14% and 30%, respectively, over the prior year quarter primarily due to increased supermarket equipment sales. Bookings increased 27%, backlog increased 42% and the book-to-bill ratio was 1.23.

Packaging Equipment sales were up 30% and earnings more than doubled due to increased can necking and trimming equipment and closure systems sales, partially offset by a decrease in automated packaging equipment sales. The book-to-bill ratio was 1.25, bookings increased 41% and backlog increased 33%.

Technologies

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Net sales	$399,977	$387,971	3%	$736,013	$703,215	5%
Earnings	45,707	53,120	-14%	66,648	79,398	-16%
Operating margins	11.4%	13.7%		9.1%	11.3%
Bookings	419,741	413,027	2%	798,189	776,764	3%
Book-to-Bill	1.05	1.06		1.08	1.10
Backlog				218,277	235,459	-7%

Technologies second quarter sales, earnings and margins were the best since the third quarter of 2004. The second quarter earnings decline reflects lower demand in the Circuit Assembly and Test (“CAT”) markets and competitive conditions in the Product Identification and Printing (“PIP”) markets, and also includes the results of Datamax, a fourth quarter 2004 acquisition.

The CAT companies experienced a 12% sales decline and a 41% earnings decline when compared to the same quarter in 2004. This reflects very strong first half 2004 conditions in the backend semiconductor equipment market, which subsequently moderated in 2004 and through

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the first quarter of 2005. Beginning late in the second quarter of 2005 conditions improved in the backend semiconductor equipment market. As a result, on a sequential basis, CAT companies leveraged a 21% sales increase into a 184% earnings increase. The book-to-bill ratio grew to 1.08 during the quarter with a sequential bookings increase of 13%. CAT also continues to see growth resulting from the replacement of equipment required for compliance with the new lead free regulations in Europe.

The PIP companies reported a 14% increase in earnings on a 44% increase in sales. The acquisition of Datamax Corporation accounted for a significant portion of sales growth and substantially all of the earnings growth. The product identification market is seeing increased price and margin pressure along with continuing weakness in European sales. However, new product releases continue to be accepted by the market and orders trended positively through the second quarter. The book-to-bill ratio was 0.99, bookings increased 40% and backlog increased 11%.

Other Information:

During the second quarter of 2005, Dover acquired C-Tech Energy Services, Inc., a supplier of an innovative continuous rod technology. The acquisition was an add-on to Resources’ Oil and Gas Equipment group and was purchased for approximately $17 million. This acquisition did not have a material impact on the company’s quarterly earnings.

Of the 16% consolidated revenue growth in the second quarter, 7% came from organic growth, with 7% from acquisitions and the balance of 2% reflected currency translation. All other income, net, for the quarter and year-to-date, increased largely because of foreign exchange gains. Working capital as a percentage of sales dropped below 22%, a historically low level, and inventory turns improved to 5.3.

Net earnings from discontinued operations for the quarter were $49.7 million or $0.24 EPS compared to $4.2 million or $0.02 EPS for the same period last year. In the second quarter of 2005, Dover discontinued and sold Hydratight Sweeney, which previously reported within the Industrial Equipment group of the Diversified segment. All continuing operations information presented has been restated to reflect this disposition.

The tax rate for continuing operations was 28.9% for the second quarter compared to the prior year quarter rate of 29.6%. The six month tax rate for continuing operations, which includes a $5.5 million benefit related to a favorable final United States Tax Court decision on a 1997 income tax return position, was 27.4%, compared to 29.2% in the prior-year period. Excluding the benefit from the tax court decision, the current year six month tax rate for continuing operations was 29.2%. The decrease in the quarterly tax rate is primarily attributable to lower effective foreign tax rates.

Net debt levels decreased $2.7 million in the first half of 2005. The following table provides a reconciliation of net debt to total capitalization with the generally accepted accounting principles (GAAP) information found in the attached financial information.

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	June 30,	December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)	2005	2004

Current maturities of long-term debt	$251,215	$252,677
Commercial paper and other short-term debt	129,495	86,587
Long-term debt	751,651	753,063

Total debt	1,132,361	1,092,327
Less: Cash and cash equivalents	399,671	356,932

Net debt	732,690	735,395
Add: Stockholders’ equity	3,168,010	3,115,491

Total capitalization	$3,900,700	$3,850,886
Net debt to total capitalization	18.8%	19.1%

Free cash flow for the six months ended June 30, 2005 was $163.6 million or 5.4% of sales compared to $163.6 million or 6.3% of sales in the prior year period, which included a tax refund of approximately $41 million in the first quarter of 2004. In addition, 2005 results reflected higher benefits and compensation payouts and increased capital expenditures, offset by higher net earnings. For the second quarter, free cash flow improved to 9.2% of sales. The following table is a reconciliation of free cash flow with cash flows from operating activities.

	Six Months Ended June 30,
Free Cash Flow (in thousands, unaudited)	2005	2004

Cash flow provided by operating activities	$231,896	$211,019
Less: Capital expenditures	(68,324)	(47,462)

Free cash flow	$163,572	$163,557

During the second quarter, approximately 1.3 million shares were repurchased on the open market for $46.0 million dollars at an average price of $36.14.

In an effort to provide investors with additional information regarding the company’s results as determined by GAAP, the company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and total capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt and equity, as determined in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt-to-total-capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors a measurement of cash generated from operations that is available to fund acquisitions, pay dividends and repay debt.

Dover will host a Webcast of its second quarter 2005 conference call at 9:00 AM Eastern Time on Friday, July 22, 2005. The Webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s second quarter 2005 results and its operating companies can also be found on the company website.

Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects” and “believes”, which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases

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in the costs of raw materials, customer demand, increased competition in the relevant market, and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

Effective January 1, 2005, Dover’s results are reported in six segments, and thirteen groups within those segments, and prior period results have been restated to reflect this realignment. Restated segment details are available on the company’s website at www.dovercorporation.com

TABLES TO FOLLOW

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DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited) (in thousands, except per share figures)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$1,584,485	$1,365,719	$3,022,104	$2,595,878
Cost of sales	1,041,320	889,226	1,987,305	1,689,757

Gross profit	543,165	476,493	1,034,799	906,121
Selling and administrative expenses	361,402	307,978	708,217	606,461

Operating profit	181,763	168,515	326,582	299,660

Interest expense, net	15,202	15,324	31,348	30,004
All other income, net	(7,281)	(189)	(11,739)	(198)

Total	7,921	15,135	19,609	29,806

Earnings from continuing operations, before taxes on income	173,842	153,380	306,973	269,854
Federal and other taxes on income	50,324	45,332	84,093	78,849

Net earnings from continuing operations	123,518	108,048	222,880	191,005

Net earnings from discontinued operations	49,683	4,216	48,455	4,371

Net earnings	$173,201	$112,264	$271,335	$195,376

Basic earnings per common share:
- Continuing operations	$0.61	$0.53	$1.10	$0.94
- Discontinued operations	0.24	0.02	0.23	0.02

- Net earnings	$0.85	$0.55	$1.33	$0.96

Diluted earnings per common share:
- Continuing operations	$0.61	$0.53	$1.09	$0.93
- Discontinued operations	0.24	0.02	0.24	0.02

- Net earnings	$0.85	$0.55	$1.33	$0.95

Weighted average number of common shares outstanding during the period:

Basic	202,959	203,263	203,303	203,176
Diluted	203,984	204,787	204,417	204,774

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DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
NET SALES	2005	2004	2005	2004

Diversified	$227,294	$181,949	$438,807	$354,635
Electronics	141,487	113,261	277,085	223,633
Industries	235,568	210,201	455,247	405,804
Resources	394,248	315,610	765,904	606,403
Systems	188,617	159,031	354,219	306,662
Technologies	399,977	387,971	736,013	703,215
Intramarket eliminations	(2,706)	(2,304)	(5,171)	(4,474)

Net sales	$1,584,485	$1,365,719	$3,022,104	$2,595,878

EARNINGS FROM CONTINUING OPERATIONS

Diversified	$26,836	$21,693	$49,884	$42,736
Electronics	13,174	10,383	23,508	21,486
Industries	28,190	26,222	53,410	47,254
Resources	66,710	55,081	130,478	102,661
Systems	23,424	15,913	44,648	31,492
Technologies	45,707	53,120	66,648	79,398

Subtotal continuing operations	204,041	182,412	368,576	325,027
Corporate expense/other	(14,998)	(13,708)	(30,255)	(25,169)
Net interest expense	(15,201)	(15,324)	(31,348)	(30,004)

Earnings from continuing operations, before taxes on income	173,842	153,380	306,973	269,854
Federal and other taxes on income	50,324	45,332	84,093	78,849

Net earnings from continuing operations	$123,518	$108,048	$222,880	$191,005

See Notes to Condensed Consolidated Financial Statements.

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DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	June 30,	December 31,
BALANCE SHEET	2005	2004
Assets:
Cash and cash equivalents	$399,671	$356,932
Receivables, net of allowances for doubtful accounts	970,425	903,554
Inventories	795,032	771,811
Deferred tax and other current assets	126,680	103,430
Property, plant and equipment, net	741,552	749,646
Goodwill	2,148,355	2,124,905
Intangibles, net	536,884	528,639
Other assets	202,680	195,616
Assets of discontinued operations	11,244	54,845

	$5,932,523	$5,789,378

Liabilities & Stockholders’ Equity:
Short-term debt	$380,710	$339,265
Payables and accrued expenses	855,854	828,425
Taxes payable and other deferrals	753,536	720,886
Long-term debt	751,651	753,063
Liabilities of discontinued operations	23,176	32,248
Stockholders’ equity	3,167,596	3,115,491

	$5,932,523	$5,789,378

	Six Months Ended June 30,
CASH FLOWS	2005	2004
Operating activities:
Net earnings	$271,335	$195,376
Earnings from discontinued operations, net of tax	(48,455)	(4,371)
Depreciation and amortization	84,377	75,016
Net change in assets and liabilities	(75,361)	(55,002)

Net cash provided by operating activities	231,896	211,019

Investing activities:
Proceeds from the sale of property and equipment	4,846	6,937
Additions to property, plant and equipment	(68,324)	(47,462)
Proceeds from sale of discontinued business	95,943	22,313
Acquisitions (net of cash and cash equivalents acquired)	(117,858)	(83,563)

Net cash used in investing activities	(85,393)	(101,775)

Financing activities:
Increase (decrease) in debt	38,878	(52,043)
Cash dividends to stockholders	(64,987)	(60,972)
Purchase of treasury stock, net of proceeds from exercise of stock options	(42,683)	5,489

Net cash used in financing activities	(68,792)	(107,526)

Effect of exchange rate changes on cash	(28,365)	(7,228)

Net cash provided by (used in) discontinued operations	(6,606)	5,781

Net increase in cash and equivalents	42,740	271
Cash and cash equivalents at beginning of period	356,932	370,177

Cash and cash equivalents at end of period	$399,672	$370,448

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DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)
(unaudited) (in thousands)

DIVERSIFIED

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.

Net sales	$172,686	$181,949	$174,136	$178,578	$211,513	$227,294
Earnings	21,043	21,693	19,196	19,024	23,048	26,836
Bookings	205,906	185,538	193,157	189,488	258,956	232,926
Backlog	255,832	258,584	276,889	289,476	335,595	340,367
Book-to-Bill	1.19	1.02	1.11	1.06	1.22	1.02
Operating margins	12.2%	11.9%	11.0%	10.7%	10.9%	11.8%

ELECTRONICS

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.

Net sales	$110,372	$113,261	$118,015	$134,907	$135,598	$141,487
Earnings	11,103	10,383	9,179	10,516	10,334	13,174
Bookings	122,875	115,087	111,565	132,869	147,155	134,967
Backlog	84,012	88,016	97,184	98,122	110,361	103,247
Book-to-Bill	1.11	1.02	0.95	0.98	1.09	0.95
Operating margins	10.1%	9.2%	7.8%	7.8%	7.6%	9.3%

INDUSTRIES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.

Net sales	$195,603	$210,201	$210,248	$218,466	$219,679	$235,568
Earnings	21,032	26,222	24,934	24,318	25,220	28,190
Bookings	228,559	216,374	208,638	212,227	223,158	234,087
Backlog	201,213	208,935	208,961	200,825	206,258	204,741
Book-to-Bill	1.17	1.03	0.99	0.97	1.02	0.99
Operating margins	10.8%	12.5%	11.9%	11.1%	11.5%	12.0%

RESOURCES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.

Net sales	$290,793	$315,610	$337,139	$346,250	$371,656	$394,248
Earnings	47,580	55,081	55,819	50,940	63,768	66,710
Bookings	336,106	339,620	320,140	351,454	405,088	388,117
Backlog	146,811	170,915	155,243	161,030	194,310	186,415
Book-to-Bill	1.16	1.08	0.95	1.02	1.09	0.98
Operating margins	16.4%	17.5%	16.6%	14.7%	17.2%	16.9%

(1)	Excludes discontinued operations

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DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)
(unaudited) (in thousands)

SYSTEMS

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.

Net sales	$147,631	$159,031	$180,732	$176,424	$165,602	$188,617
Earnings	15,579	15,913	18,289	20,574	21,224	23,424
Bookings	161,213	178,092	185,237	173,584	168,696	233,795
Backlog	112,500	133,549	137,966	135,401	139,038	185,525
Book-to-Bill	1.09	1.12	1.02	0.98	1.02	1.24
Operating margins	10.6%	10.0%	10.1%	11.7%	12.8%	12.4%

TECHNOLOGIES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.

Net sales	$315,244	$387,971	$412,414	$353,829	$336,036	$399,977
Earnings	26,278	53,120	58,065	22,121	20,941	45,707
Bookings	363,737	413,027	348,782	327,218	378,448	419,741
Backlog	195,393	235,459	175,729	165,712	205,430	218,277
Book-to-Bill	1.15	1.06	0.85	0.92	1.13	1.05
Operating margins	8.3%	13.7%	14.1%	6.3%	6.2%	11.4%

(1)	Excludes discontinued operations

QUARTERLY EPS & EARNINGS
(Unaudited) (in thousands)

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.

Earnings
Continuing operations	$82,957	$108,048	$114,767	$97,301	$99,362	$123,518
Discontinued operations	155	4,216	5,497	(187)	(1,228)	49,683

Net earnings	83,112	112,264	120,264	97,114	98,134	173,201

Basic earnings per common share:
Continuing operations	0.41	0.53	0.56	0.48	0.49	0.61
Discontinued operations	—	0.02	0.03	—	(0.01)	0.24

Net earnings	0.41	0.55	0.59	0.48	0.48	0.85

Diluted earnings per common share:
Continuing operations	0.41	0.53	0.56	0.47	0.48	0.61
Discontinued operations	—	0.02	0.03	—	—	0.24

Net earnings	$0.41	$0.55	$0.59	$0.47	$0.48	$0.85

Average Shares
Basic Average Shares	203,088	203,263	203,335	203,413	203,650	202,959
Diluted Average Shares	204,763	204,787	204,714	204,875	204,904	203,984